UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2015

BRIGGS & STRATTON CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-1370	39-0182330
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12301 West Wirth Street, Wauwatosa, Wisconsin 53222
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (414) 259-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 12, 2015, the Board of Directors of Briggs & Stratton Corporation (the “Company”) appointed David J. Rodgers as Senior Vice President and President - Engines Group, and Mark A. Schwertfeger as Senior Vice President and Chief Financial Officer, effective August 17, 2015. In their new roles, Mr. Rodgers is replacing Joseph C. Wright, who is leaving the Company, and Mr. Schwertfeger is replacing Mr. Rodgers. Mr. Schwertfeger will serve as the Company’s principal financial officer and principal accounting officer.

Mr. Rodgers, age 44, has served as the Company’s Senior Vice President and Chief Financial Officer since 2010. He previously served as Vice President - Finance during 2010 and as Controller from 2006 until 2010. Prior to joining the Company, he was Vice President - Corporate Controller of Roundy’s Supermarkets, Inc. Mr. Rodgers is a party to the Company’s form of change of control employment agreement and its form of officer employment agreement. Mr. Rodgers also participates in the Company’s other compensation and benefit programs available to executive officers, which are described in the Company’s proxy statement for its 2014 annual meeting.

Mr. Schwertfeger, age 38, has served as a Vice President of the Company since September 2014, as principal accounting officer since November 2014, and as Controller since 2010. He previously served as International Controller of the Company since 2008. Prior to joining the Company, he held the position of Director at KPMG LLP. Commencing as of September 1, 2015, Mr. Schwertfeger will receive an annual base salary of $325,000 as Senior Vice President and Chief Financial Officer, and his target annual incentive award will be 60% of his base salary. He is a party to the Company’s form of change of control employment agreement for new officers and its form of officer employment agreement. Mr. Schwertfeger also participates in the Company’s other compensation and benefit programs available to executive officers, which are described in the Company’s proxy statement for its 2014 annual meeting.

The Company is in discussions with Mr. Wright regarding the terms of his departure.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGGS & STRATTON CORPORATION
(Registrant)

Date: August 17, 2015	/s/ Kathryn M. Buono
Kathryn M. Buono
Vice President, General Counsel & Secretary
Duly Authorized Officer

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